Exhibit 10.02

Change of Control Retention and Severance Agreement

This Change of Control Retention and Severance Agreement (the “Agreement”) is made and entered into as of, May 6, 2013 by and between Cepheid and , Warren Kocmond (the “Executive”). Capitalized terms used in this Agreement shall have the meanings set forth in Section 3 below.

1. Purpose. The purpose of this Agreement is to encourage Executive to remain in the employ of the Company and to continue to devote Executive’s full attention to the success of the Company in the event of a Change of Control, as such term is defined in Section 3 of this Agreement.

2. Termination Upon Change of Control. In the event of Executive’s Termination Upon Change of Control, Executive shall receive the following payments and benefits:

2.1 Accrued Salary, Bonus, Vacation and Benefits. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through Executive’s termination date, any earned but unpaid bonus, and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans.

2.2 Equity Award Acceleration. Provided that Executive complies with Section 5 below, all outstanding equity awards, including, without limitation, stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock rights and stock bonuses, granted or issued by the Company to Executive prior to the Change of Control shall become fully vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested, in each case, immediately prior to the effective date of the Termination Upon Change of Control.

2.3 Cash Severance Payment. Provided that Executive complies with Section 5 below, Executive shall receive a lump sum cash payment in an amount equal to (i) eighteen (18) months of Executive’s then-effective annual base salary plus (ii) 100% of the target bonus for which the Executive would have been eligible during the year of termination pursuant to the Company’s then-effective Key Employee Incentive Plan or equivalent cash incentive bonus plan (less applicable withholding), paid within ten (10) business days of the effective date of the Termination Upon Change of Control. For purposes of this Section 2.3, a Termination Upon Change of Control will be determined consistent with the rules relating to “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional twenty-percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

3. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 3.

3.1 “Cause” means Executive’s (a) failure to perform any reasonable and lawful duty of Executive’s position or failure to follow the lawful written directions of the Chief Executive Officer; (b) commission of an act that constitutes misconduct and is injurious to the Company or any subsidiary; (c) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary; (e) commission of an act of dishonesty in connection with Executive’s responsibilities as an employee and affecting the business or affairs of the Company; (f) breach of any confidentiality, proprietary information or other agreement between Executive and the Company or any subsidiary; or (g) failure or refusal to carry out the reasonable directives of the Company.

3.2 “Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding securities; (b) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect); (d) the dissolution or liquidation of the Company; or (e) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b), (c) or (d) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

3.3 ‘‘Company” means Cepheid and any successor or assign to substantially all the business and/or assets of Cepheid.

3.4 “Diminution of Responsibilities” means the occurrence of any of the following conditions, without Executive’s consent: (a) a significant diminution in the nature or scope of Executive’s authority, title, function or duties from Executive’s authority, title, function or duties in effect immediately preceding any Change of Control; (b) a ten percent (10%) reduction in Executive’s base salary or a twenty-five percent (25%) reduction in Executive’s target bonus opportunity, if any, in effect immediately preceding any Change of Control (in either case, unless such reduction is part of a Company officer-wide program to reduce expenses); (c) the Company’s requiring Executive to be based at any office or location more than 50 miles from the office where Executive was employed immediately preceding the Change of Control; (d) any material breach of the terms of this Agreement by the Company; or (e) failure of any successor or assignee to the Company to assume this Agreement; provided, however, that Executive shall provide notice to the Company within 90 days of the occurrence of a condition listed above constituting a Diminution of Responsibilities and allow the Company 30 days in which to cure such condition.

3.5 “Termination Upon Change of Control” means:

(a) any involuntary termination of the employment of Executive by the Company without Cause within twelve (12) months following a Change of Control; or

(b) any resignation by Executive based on a Diminution of Responsibilities where (i) such Diminution of Responsibilities occurs within twelve (12) months following the Change of Control, and (ii) such resignation occurs within ninety (90) days following such Diminution of Responsibilities.

4. Federal Excise Tax. If the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits under this Agreement will be payable, at Executive’s election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and excise tax imposed by Section 4999 of the Code, in Executive’s receipt on an after-tax basis of the greatest amount of benefits. In the event Executive elects to receive such lesser amount of the payments and benefits under this Agreement, the payments and benefits shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

5. Release of Claims. The Company may condition the payments and benefits set forth in Sections 2.2 and 2.3 of this Agreement upon the delivery by Executive of a signed release of claims in a form satisfactory to the Company.

6. Agreement Not to Solicit. If Company performs its obligations to deliver the severance compensation set forth in Sections 2.2 and 2.3 of this Agreement, then for a period of one (1) year after Executive’s termination of employment, Executive will not solicit any employee of the Company to discontinue that person’s employment relationship with the Company.

7. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association. The site of the arbitration proceeding shall be in Santa Clara County, California, or another location mutually agreed to by the parties.

8. Conflict in Benefits; Effect of Agreement. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding severance compensation following a Change of Control and shall be the exclusive agreement for the determination of any severance compensation due upon Executive’s termination of employment upon a Change of Control.

9. Miscellaneous.

9.1 Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

9.2 No Employment Agreement. This Agreement does not alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location.

9.3 Modification of Agreement. This Agreement may be modified, amended or superceded only by a written agreement signed by Executive and the Chief Executive Officer.

9.4 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

9.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written between or among the parties hereto with respect to the specific subject matter hereof.

EXECUTIVE	CEPHEID

/s/ Warren C. Kocmond	By:	/s/ John L. Bishop
	Name:	John L. Bishop
	Title:	Chairman & Chief Executive

[Signature Page to Change of Control Retention and Severance Agreement]